Exhibit 99.2


      SafetyNet Demonstrated to the Los Angeles Police Department

    NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Oct. 21, 2003--Aegis Assessments, Inc. (OTCBB:AGSI) announced that, as part of its ongoing initiative to deploy its Aegis SafetyNet(TM) Mobile Command Post (MCP) and EKHO(TM) Radio Bridge technologies in California, it conducted a demonstration for the Los Angeles Police Department's Emergency Operations Section in the LAPD's technical center in Los Angeles. The Company has agreed to participate in a larger LAPD training exercise which will simulate an actual emergency situation in order to field test the SafetyNet(TM)'s ability to provide real-time streaming video, audio, secure messaging, and NBC (Nuclear, Biological and Chemical) detection data from an emergency site. The all-digital system, which is compact, ruggedized, self-configuring and expandable, also contains a radio bridge which interconnects incompatible radios and bridges them beyond their normal capabilities.
    The field test will also be used to evaluate custom requirements of the LAPD in using the SafetyNet(TM) MCP as a mobile wireless platform with the LAPD's existing incident management resources.
    The LAPD recently received a $6 million grant to help Los Angeles develop an interoperable communication system for emergency responders from the Office of Community Oriented Policing Services (COPS) program. These funds were part of a joint program between the Department of Homeland Security (DHS) and the Department of Justice
(DOJ) to develop demonstration projects that will use equipment and technology to increase interoperability among the fire service, law enforcement, and emergency medical service communities.
    "The grants made in this process are intended to uncover solutions that will guide future communications equipment funding so that all communities can meet an interoperability performance standard," said Department of Homeland Security Secretary Tom Ridge. "Providing funds that will help bring these technologies to the light of day directly support homeland security's goal to make all of America safer."

    About Aegis Assessments, Inc.

    Aegis Assessments, Inc. (OTCBB:AGSI) provides leading edge wireless and security technologies for the U.S. Government, law enforcement, and private corporations for Homeland Security and emergency response applications. We are developing our technologies to be the standard in secure interoperable communication systems that improve emergency response capabilities. Our patent-pending wireless communication system, the Aegis SafetyNet(TM), operates on a secure wireless network providing high-speed video, audio, and data communication in any type of emergency.

    "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments, Inc,
             Richard Reincke, 877-718-7599 ext 402
             richard@aegiscorporate.com
             www.aegiscorporate.com